CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the references to our firm under the captions “Financial Highlights” and “Fund Service Providers” in the Prospectuses and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference and use of our reports dated February 26, 2010 on the financial statements and financial highlights of American Beacon Money Market Select Fund, American Beacon Money Market Portfolio, and American Beacon U.S. Government Money Market Select Fund as of and for the year ended December 31, 2009 in the Registration Statement (Form N-1A) of the American Beacon Select Funds, which is filed with the Securities and Exchange Commission in the Post-Effective Amendment No. 14 to the Registration Statement under the Securities Act of 1933 (File No. 33-11387).
/s/ Ernst & Young LLP
Dallas, Texas
April 30, 2010